Exhibit 5.1

The Directors Reed Elsevier PLC 1-3 Strand London WC2N 5JR			LONDON
65 Fleet Street London EC4Y 1HS
	T	+	44 20 7936 4000
	Direct T	+	44 20 7832 7419
	F	+	44 20 7832 7001
	Direct F	+	44 20 7108 7419
LDE No 23
	E		nicholas.squire@freshfields.com
	W		freshfields.com
	DOC ID		LON26732056/6
	OUR REF		NSS/AG
YOUR REF
	CLIENT MATTER NO.		103037-0081

24 September 2013

Dear Sirs

Reed Elsevier PLC – registration statement on Form S-8

1.	INTRODUCTION

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the Act), of 9,500,000 ordinary shares of 14 51/116 pence each (the Shares) in the capital of Reed Elsevier PLC, a company registered in England and Wales under registration number 00077536, (the Company) to be issued pursuant to the following share plans:

(a)	the Reed Elsevier Group plc Executive Share Option Scheme 2013; and

(b)	the Reed Elsevier Group plc Long-Term Incentive Plan 2013, (together, the Plans).

We understand that a registration statement on Form S-8 (the Registration Statement) is being filed under the Act with respect to the Shares. We understand that some or all of the Shares are to be issued in the future from time to time pursuant to the Plans.

2.	DOCUMENTS EXAMINED AND ASSUMPTIONS

2.1 We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined:

(a)	a certified copy of the Registration Statement to be filed under the Act;

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information (including information relating to the provision of insurance mediation services) please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

Abu Dhabi Amsterdam Bahrain Barcelona Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

(b)	the certificate from the Company Secretary of the Company addressed to Freshfields Bruckhaus Deringer LLP dated 19 September 2013 and the documents attached thereto (the Secretary’s Certificate);

(c)	such other corporate records, certificates, instruments and other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below,

and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents. Where relevant facts material to this opinion were not independently established, we have relied upon statements of officers for the Company.

2.2	For the purposes of rendering this opinion, we have assumed, without further enquiry, that:

(a)	each of the statements contained in the Secretary’s Certificate is currently true and accurate;

(b)	all signatures on executed documents which, or copies of which, we have examined are genuine;

(c)	there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in the Secretary’s Certificate or which have not been disclosed to us that may affect the opinions expressed in this opinion;

(d)	all original documents submitted to us are authentic and complete and all copies of documents supplied to us as photocopies or facsimile copies conform to the originals and are authentic and complete;

(e)	all documents on which we have relied (including, without limitation, the articles of association of the Company) remain accurate, are in full force and have not been amended, modified or revoked;

(f)	the Company has been duly incorporated in Great Britain and registered in England and Wales, and no application, petition, order or resolution for the administration or winding up of the Company and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of the Company exists;

(g)	the Shares referred to above will be allotted, issued and paid for in accordance with (i) the rules of the Plans, (ii) the articles of association of the Company in force at the relevant time; and (iii) the relevant provisions of the United Kingdom Companies Act 2006 (as amended),

2|4

(h)	all necessary authorities and resolutions will be fully and unconditionally in force at the time the Shares are issued and the Company duly maintains authorised but unissued ordinary share capital at least equal to the aggregate nominal value of the Shares in respect of which awards have been granted to employees and which may therefore come to be issued;

(i)	the subscription price per Share is not less than the nominal value of a share in the capital of the Company and will be fully paid to the Company on issue of the Shares;

(j)	the directors of the Company will have the proper authority under sections 551, 570 and 573 of the United Kingdom Companies Act 2006, as amended, to allot and issue such Shares at the date of allotment thereof;

(k)	the Shares shall be duly allotted and issued in accordance with the Plans pursuant to a resolution duly passed by the board of directors of the Company or a duly authorised committee thereof at a validly convened and constituted meeting or meetings and duly entered in the Company’s register of members;

(l)	the Plans have not been amended or altered and remain in full force; and

(m)	each of the foregoing assumptions will be true and accurate at and immediately prior to the time of the issue of the relevant Shares and there will not have been any material change in English law prior to the issue of the Shares.

3.	LEGAL OPINION

On the basis of, and subject to, the foregoing and the qualifications referred to below, and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that the Shares, or any portion thereof, when issued by the Company in accordance with the Plans after the Registration Statement has become effective under the Act and upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith will be validly issued, fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Shares means under English law that the holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

3|4

4.	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)	the opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts;

(b)	by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect; and

(c)	the opinion is addressed to you solely for your benefit in connection with the Company’s Registration Statement. It is not to be transmitted or disclosed to any other person nor is it to be used or relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement. In giving this consent we do not admit that we are in the category of persons where consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

5.	GOVERNING LAW

5.1 This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

6.	JURISDICTION

6.1 The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

4|4